UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Southwest Gas Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3881866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8360 S. Durango Dr. Post Office Box 98510 Las Vegas, Nevada	89193-8510
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

This Amendment No. 1 amends the Registration Statement on Form 8-A filed by Southwest Gas Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on October 12, 2021. This Amendment No. 1 is being filed to amend the description of preferred stock purchase rights (the “Rights”) of the Company.

Item 1. Description of Registrant’s Securities to be Registered.

On May 9, 2022, the Company entered into Amendment No. 1 to Rights Agreement (the “Rights Agreement Amendment”) by and between the Company and Equiniti Trust Company, as Rights Agent (the “Rights Agent”). The Rights Agreement Amendment amends the Rights Agreement, dated October 10, 2021, by and between the Company and the Rights Agent (the “Rights Agreement”), to increase the beneficial ownership percentage included in the definition of “Acquiring Person” from 10% to 24.9% and to delete the concept of a “Passive Institutional Investor”.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, as amended by the Rights Agreement Amendment, and the Certificate of Designations of the Series A Junior Participating Preferred Stock (the “Certificate of Designations”), which are attached hereto as Exhibits 4.1 and 3.1, respectively, and incorporated herein by reference. The description of the Rights Agreement Amendment is qualified in its entirety by reference to the full text of the Rights Agreement Amendment, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of the Series A Junior Participating Preferred Stock (previously filed and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 12, 2021).

4.1	Rights Agreement, dated October 10, 2021, between Southwest Gas Holdings, Inc. and Equiniti Trust Company, as Rights Agent (previously filed and incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on October 12, 2021).

4.2	Amendment No. 1 to Rights Agreement, dated May 9, 2022, between Southwest Gas Holdings, Inc. and Equiniti Trust Company, as Rights Agent (previously filed and incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 10th day of May, 2022.

SOUTHWEST GAS HOLDINGS, INC.

/s/ Gregory J. Peterson
Gregory J. Peterson
Senior Vice President/Chief Financial Officer